UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2021

INTRUSION INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39608	75-1911917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 East Park Blvd, Suite 1200 Plano, Texas	75074
(Address of Principal Executive Offices)	(Zip Code)

(972) 234-6400

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	INTZ	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2021, the Board of Directors (the “Board”) of Intrusion Inc. (the “Company”), appointed Mr. Anthony Scott as the Company’s President and Chief Executive Officer, effectively replacing Mr. Tony LeVecchio as the Company’s “principal executive officer”, as that term is defined under the rules and regulations promulgated by the Securities and Exchange Commission. Mr. LeVecchio, currently serving as the Company’s Board Chair, had been serving in the role of the Company’s principal executive officer under the title “Executive Chairman of the Board” in an interim capacity since August 4, 2021. The Board also approved an executive compensation package for Mr. Scott, that was memorialized in an Executive Employment Agreement, dated November 11, 2021. The material terms of this Employment Agreement, a copy of which is attached as an exhibit to this filing, are as follows: a $425,000 annual cash salary; a one time restricted stock award equivalent to $75,000 of common stock based on the closing price on November 11, 2021; the ability to earn up to two times his annual salary (in cash or a combination of cash and stock option awards) under the terms of the Company’s existing executive incentive based bonus plan; the ability to participate in the Company’s long-term incentive plan; as well as other reasonable and customary benefits provided by the Company. In addition, the Employment Agreement provides that the Board will nominate Mr. Scott for a seat on the Board, such nomination to be approved by the Company’s stockholders at the Company's next annual meeting.

Mr. Scott’s prior engagements demonstrate many years of executive leadership and cybersecurity experience, including serving as Federal Chief Information Officer for the U.S. government, Chief Information Officer for multi-billion corporations such as VMware, Microsoft and The Walt Disney Company, as well as a private consultant helping organizations implement effective world class solutions for cybersecurity, IT governance and crisis management. Prior to his appointment, Scott had been serving as the founder and CEO of the TonyScottGroup, LLC., a Washington DC and Silicon Valley-based consulting and venture capital firm focused on early-stage cybersecurity and privacy technologies. Before starting the TonyScottGroup in 2017, Scott was appointed by President Obama as the Federal Chief Information Officer for the U.S. Government in February 2015. In that role, he had oversight, budget and management responsibilities for the more than $85 billion budget that the Federal Government annually spends on IT. He and his team managed the government-wide response plan after the Office of Program Management cybersecurity incident, which prompted the Cybersecurity Sprint and Implementation Plan (CSIP) that dramatically improved the information systems security posture of the Federal Government. He also created the first “State of IT” report at the end of the Obama administration, collaborating with members of Congress to create several legislative proposals to improve IT funding within the Federal Government. Scott is a renowned expert on providing public and private sector executive insights concerning matters such as digital transformation, cloud adoption, machine learning, AI, cybersecurity, governance, open data, and workforce diversity, and he has appeared frequently before Congress as well as at numerous industry forums. Prior to working at the Federal Government, Scott was the CIO at VMware, Microsoft, and The Walt Disney Company, as well as Chief Technology Officer at General Motors, and he has also held senior executive positions at Bristol Meyers Squibb, Price Waterhouse, Sun Microsystems and Marriott.

Mr. Scott (age 69), holds a Bachelor of Science Degree from the University of San Francisco in Information Systems Management and a Juris Doctorate (law) degree from Santa Clara University. He was inducted into CIO Magazine’s “CIO Hall of Fame” and has been a frequent keynote speaker, panelist and advisor at numerous industry and government events. Scott is a multi-year recipient of the Fed 100 Award and has been recognized for his leadership skills by multiple organizations.

 There are no related party transactions between Mr. Scott and the Company as defined in Item 404(a) of Regulation SK. There are no family relationships between Mr. Scott and any other director, executive officer or person nominated or chosen to be a director or executive officer of the Company.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Executive Employment Agreement between Intrusion Inc. and Anthony Scott, dated November 11, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 16, 2021

INTRUSION INC.

By:	/s/ B. Franklin Byrd
B. Franklin Byrd
Chief Financial Officer

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